EXHIBIT 99.1
IDM Pharma Inc. Announces Oncologic Drugs Advisory Committee Meeting for Junovan™ (Mifamurtide) Will Take Place on May 9, 2007
IRVINE, Calif. — April 3, 2007—IDM Pharma Inc. (Nasdaq: IDMI) announced today that the U.S. Food and Drug Administration (FDA) has scheduled an Oncologic Drugs Advisory Committee (ODAC) meeting on May 9, 2007 at which ODAC will discuss Junovan. IDM has filed a new drug application for Junovan (known as Mepact in Europe) for use in the treatment of patients with newly diagnosed resectable high grade osteosarcoma following surgical resection in combination with multiple agent chemotherapy in the United States and Europe. “IDM’s team is looking forward to discussing the clinical safety and efficacy data on Junovan with the members of the ODAC and the FDA review team,” stated Jean-Loup Romet-Lemonne, CEO and founder of IDM.
The FDA is seeking the opinion of the ODAC panel for Junovan. The FDA regulations indicate that although the FDA will consider the recommendation of the panel, the final decision regarding the approval of the product is the responsibility of the FDA.
About the Phase III trial with Junovan
The Junovan marketing applications include efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received Junovan, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received Junovan in the controlled Phase III trial conducted by the Pediatric Oncology Group (POG) and the Children’s Oncology Group (COG), sponsored by the Division of Cancer Treatment and Diagnosis of the National Cancer Institute (NCI). The biological effects and safety of Junovan are further supported by data from 17 Phase I and II clinical studies performed by Ciba-Geigy in which an additional 248 patients received at least one dose of Junovan.
Junovan (mifamurtide - Liposomal Muramyl Tripeptide Phosphatidyl Ethanolamine MTP-PE) is selectively delivered to macrophages via the scavenger lipoprotein receptor pathway, activating the tumoricidal activity through the cytoplasmic Nod2 receptor. When administered in combination with chemotherapy and after tumor resection to osteosarcoma patients in the Phase III trial, Junovan provided a significant improvement in Disease Free Survival (DFS) (p less than 0.0245) and Overall Survival (OS) (p less than 0.0183). At 6 years, the probability of survival when Junovan is combined with adjuvant chemotherapy is 77% (95%CI:72-83%) compared to 66% (95%CI:59-73%) without Junovan, a clinically meaningful finding in a pediatric population where the longer the survival, the greater the chance that the patient is cured of cancer. Additional survival data from the COG (median follow up of 7.7 years) supports the survival benefit of Junovan in the treatment of non-metastatic osteosarcoma. The most common adverse events include chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness-of-breath, generally mild to moderate in nature and consistent with the activation of monocytes and macrophages by Junovan and the flu-like symptoms that follow cytokine release.

About Osteosarcoma
About 3% of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly develops in teenagers who are experiencing their adolescent growth spurt. Osteosarcoma is an orphan disease and there are approximately 1000 new cases in the US each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group (http://www.curesearch.org/our_research/index_sub.aspx?id=1761), the survival of children with osteosarcoma has remained at 60-65% since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM’s lead product candidate, Junovan™, (mifamurtide for injection), known as Mepact in Europe, is part of a new family of immunotherapeutic agents designed to destroy residual cancer cells by activating the body’s natural defenses. IDM has submitted applications to the FDA and the EMEA, requesting marketing approval of Junovan for use in the treatment of newly diagnosed resectable high-grade osteosarcoma patients in combination with multiple agent chemotherapy. The FDA has accepted the new drug application for substantive review, on a standard review basis, contingent upon our commitment to provide pharmacokinetic data for the to-be-marketed Junovan product. IDM is jointly developing Uvidem, a cell-based vaccine product candidate in Phase II clinical trials for the treatment of melanoma, with sanofi-aventis.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the review and potential approval of the submissions for marketing approval of Junovan made with the FDA and the EMEA, and the Company’s intent to contain its expenses and focus on its two lead product candidates. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to: the timing of the FDA’s and EMEA’s review of the submissions for marketing approval; the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner; the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for Junovan; the possibility that, although the FDA is not bound by the decision of any advisory panel, a recommendation by ODAC that is not supportive of approval of the marketing application for Junovan would have a negative impact on the FDA’s decision whether to approve the NDA for Junovan, which would have a material and adverse affect on our business; the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group, or the Phase III study conduct and analysis, to be adequate for their assessment of Junovan, which may cause delays in review, may result in a refusal to accept the filings for marketing approval, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval; whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all; and whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-K filed with the SEC for the quarter ended December 31, 2006 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
Contact:
For IDM Pharma, Inc.
Celeste Duncan, 646-378-2945